UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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ATLANTIC SOUTHERN FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1701 Bass Road

Macon, Georgia 31210

(478) 476-2170

April 29, 2010

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders of Atlantic Southern Financial Group, Inc., the parent company of Atlantic Southern Bank, which will be held at the Marriott Macon City Center, 240 Coliseum Drive, Macon, Georgia on Tuesday, June 8, 2010, at 10:00 a.m.  I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

We will provide access to our proxy statement and annual report over the Internet.  Accordingly, we will mail, on or about April 29, 2010, a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to our shareholders of record and beneficial owners as of the close of business on April 15, 2010, the record date for this year’s annual meeting.  This Availability Notice will contain instructions on how to access this proxy statement and our annual report using the Internet, as well as how to obtain a paper copy of these materials, if you should so desire.  Proxy materials in both electronic and paper formats will be made available free of charge.

The attached notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting.  At the meeting, we will also report on our operations during the past year and during the first quarter of 2010, as well as our plans for the future.

Please take this opportunity to become involved in the affairs of Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank.  Whether or not you expect to be present at our annual meeting, we ask that you please read this proxy statement and our annual report and vote at your earliest convenience either by telephone, by using the Internet, or by returning a proxy card by mail.  The Availability Notice contains instructions on how to vote your shares using each of these methods.  Regardless of which method you chose to vote your shares, voting prior to the meeting will NOT deprive you of your right to attend the meeting and vote your shares in person.  If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

/s/ Mark A. Stevens

Mark A. Stevens
President and Chief Executive Officer

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1701 Bass Road

Macon, Georgia 31210

(478) 476-2170

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 8, 2010

The annual meeting of shareholders of Atlantic Southern Financial Group, Inc. (the “Company”) will be held on Tuesday, June 8, 2010, at 10:00 a.m. at the Marriott Macon City Center, 240 Coliseum Drive, Macon, Georgia for the following purposes:

(1)           To elect two (2) Class II directors who will serve a three-year term expiring at the 2013 annual meeting;

(2)           To approve a proposed amendment to the Articles of Incorporation of Atlantic Southern Financial Group, Inc., which would increase the number of authorized shares of common stock from 10 million to 110 million;

(3)           To ratify the appointment of Porter Keadle Moore, LLP, as the independent registered public accounting firm for Atlantic Southern Financial Group, Inc. for the fiscal year ending December 31, 2010;

(4)           To approve granting the Company’s management the authority to adjourn, postpone or continue the annual meeting of shareholders for up to 30 days in order to solicit additional votes or attendance; and

(5)           To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has set the close of business on April 15, 2010, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We hope that you will be able to attend the meeting.  However, whether or not you expect to be present at our annual meeting, we ask that you please read the proxy statement and annual report and vote at your earliest convenience either by telephone, by using the Internet, or by returning a proxy card by mail.  The Notice of Internet Availability of Proxy Materials mailed to you on or about April 29, 2010, contains instructions on how to vote your shares using each of these methods.  Whichever voting method you chose, we would like to remind you that promptly recording your vote will help ensure the greatest number of shareholders is present at the meeting in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person.  You may revoke your proxy at any time before the proxy is exercised.

* * *

We have strong ties to our communities and have worked with our neighbors to enable these areas to grow and prosper.  Much of that growth and prosperity was built on the development of property for housing and business expansion.  We made many sound loans to finance such activities and never participated in the sub-prime lending market.

During 2008 and 2009, our state and our nation faced challenging economic conditions on a scale greater than have been experienced in decades.  Like many other community banks, those conditions impacted our Bank.

Recently, we have seen real estate values decline for residential housing and lots.  The demand for homes and commercial properties has also declined significantly, and unemployment has increased.  As a result, residential and commercial real estate builders and developers, as well as consumer and small business borrowers, have experienced and continue to experience difficulty repaying loans to us and to other banks.  At the same time, many of these same borrowers watched their retirement savings decline significantly.  Because the Bank’s loan portfolio is a reflection of our individual loan customers, the impact of the economy on them has had a corresponding impact on our Bank.

On September 11, 2009, Atlantic Southern Bank (the “Bank”), the subsidiary bank of the Company, signed an Order to Cease and Desist (the “Order”) issued by the Federal Deposit Insurance Corporation (the “FDIC”), in consultation with the Georgia Department of Banking and Finance (the “Department”).

The Order is based on the findings of the Department during an on-site examination conducted as of February 2, 2009.  Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam.  The Bank and its Board of Directors have taken an active role in working with the FDIC and the Department to improve the condition of the Bank and have already addressed many of the items included in the Order.

To address the findings of the examination, the Order contains certain operational and financial restrictions related primarily to the Bank’s asset quality, concentrations of credit, and capital.  The Bank agreed to do, among other things, the following:

•      Continue to increase Board participation in the affairs of the Bank, including continuing to hold meetings at least monthly and establishing a Directors’ Committee made up of a majority of members who are not officers, to receive reports from management and report to the Board;

•      Assess management’s qualifications and ability to comply with the Order and applicable laws and regulations and to restore and operate the Bank in a safe and sound manner;

•      Maintain (a) Tier 1 Capital at or above 8% of total assets and (b) total risk-based capital at or above 10% of total risk-weighted assets;

•      Charge-off all assets classified as “Loss” and 50% of assets classified as “Doubtful” in any official report of examination from the FDIC or the Department;

•      Reduce the aggregate balance of assets classified as “Substandard” in accordance with a schedule provided in the Order;

•      Restrict extensions of credit to any borrower whose extension of credit has been, in whole or in part, charged-off or adversely classified;

•      File a plan with the FDIC and the Department to correct all deficiencies in the assets listed for “Special Mention”;

•      Review and, if necessary, revise its written lending, underwriting and collection policy to provide guidance and control over the Bank’s lending function, specifically addressing appropriate strategies for managing acquisition, development and construction (ADC) loans and commercial real estate lending and specific guidelines on placing loans on non-accrual status;

•      Perform a risk segmentation analysis on credit concentrations;

•      Revise its written liquidity, contingent funding, interest rate risk and asset liability management plans;

•      Obtain a waiver from the FDIC prior to accepting, renewing, or rolling over any brokered deposits;

•      Revise and implement a written profit plan and comprehensive budget for all categories of income and expense;

•      Correct all cited violations of law and contraventions of policy cited in the Bank’s Report of Examination;

•      Continue to refrain from paying dividends without prior regulatory approval; and

•      File progress reports with the FDIC and the Department.

The Company and the Bank believe that the proactive steps the management and Board have already undertaken, together with those they plan to take in the future, will help the Bank address the Order and the concerns that gave rise to the Order.  Banking products and services and hours of business are the same, and the Bank’s deposits are insured by the FDIC to the maximum limits allowed by law.

This Order does not prevent us from continuing to fully service our customers’ needs and to operate the Bank as we deem best.  Instead, this Order is primarily in place due to the decline in capital and our increased level of problem assets.  Like any business in this area, we suffered through the downturn, and now we believe we will have the opportunity to again prosper as the economy continues its recovery.

By Order of the Board of Directors,

/s/ Mark A. Stevens

Mark A. Stevens
President and Chief Executive Officer

April 29, 2010

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

1701 Bass Road

Macon, Georgia 31210

(478) 476-2170

PROXY STATEMENT FOR 2010 ANNUAL MEETING

INTRODUCTION

Time and Place of the Meeting

Our Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Tuesday, June 8, 2010, at 10:00 a.m. at the Marriott Macon City Center, 240 Coliseum Drive, Macon, Georgia and at any adjournments of the meeting.  This is the sixth annual meeting of Atlantic Southern Financial Group, Inc. (“Atlantic Southern” or the “Company”), the parent company of Atlantic Southern Bank.

Record Date and Mailing Date

The close of business on April 15, 2010, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  We first mailed the Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to shareholders on or about April 29, 2010.  This Availability Notice contains instructions on how to access this proxy statement and our annual report using the Internet and how to request paper copies of these materials.  The Availability Notice also contains instructions for voting by telephone, by using the Internet, by mail or at the annual meeting.

Number of Shares Outstanding

As of the close of business on the record date, the Company had authorized 10,000,000 shares of common stock, no par value, of which 4,211,780 shares were issued and outstanding.  Each issued and outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals To Be Considered

Shareholders will be asked to elect two (2) persons to serve as Class II directors of the Company for a three-year term.  The nominees for Class II directors, as well as the continuing directors, are described beginning on page 4.  The Board of Directors recommends a vote FOR approval of this proposal.

Shareholders will be asked to approve a proposed amendment to the Company’s Articles of Incorporation, which would increase the number of authorized shares of common stock from 10 million to 110 million.  The Board of Directors recommends a vote FOR approval of this proposal.

Shareholders will be asked to ratify the appointment of Porter Keadle Moore, LLP (“Porter Keadle Moore”) to serve as the independent registered public accounting firm for Atlantic Southern for the year ending December 31, 2010.  The Board of Directors recommends a vote FOR approval of this proposal.

Shareholders will be asked to approve granting the Company’s management the authority to adjourn, postpone or continue the annual meeting of shareholders for up to 30 days in order to solicit additional votes.  The Board of Directors recommends a vote FOR approval of this proposal.

Procedures for Voting by Proxy

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet.  If you received an Availability Notice by mail, you will not receive a printed copy of this proxy statement and the annual report unless you specifically request them.

If, before the meeting, you properly appoint proxies to vote your shares of common stock by following the instructions as set forth in the Availability Notice, the persons appointed as proxies will vote your shares according to the instructions you have specified in connection with this appointment.  If you appoint proxies but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees, FOR the approval of the proposed amendment to the Company’s Articles of Incorporation, FOR the ratification of the appointment of Porter Keadle Moore, and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting.  If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

Revocation of Proxies.  An Atlantic Southern shareholder who has appointed proxies, whether by telephone, by Internet or by physical proxy card, may revoke this appointment at any time prior to its exercise at the annual meeting by:

•      Giving written notice of revocation to Atlantic Southern;

•      Properly submitting to Atlantic Southern a duly executed proxy bearing a later date; or

•      Attending the annual meeting and voting in person.

All written notices of revocation and other communications concerning proxies should be sent to:  Atlantic Southern Financial Group, Inc., 1701 Bass Road, Macon, Georgia 31210; Attention: Carol Soto, Chief Financial Officer.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.  Only those votes actually cast for each proposal, however, will be counted for purposes of determining whether a particular proposal received sufficient votes to pass.

To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the Board of Directors.  As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.  At the present time we do not know of any competing nominees.

To be approved, the proposed amendment to the Company’s Articles of Incorporation requires the affirmative vote of a majority of all shares of common stock issued and outstanding.  Shares not voted with respect to this matter, whether by abstention or broker non-vote, would have the effect of a vote cast against this proposal.

To be approved, the ratification of the appointment of Porter Keadle Moore, the grant of authority to the Company’s management to adjourn, postpone or continue the annual meeting of shareholders, and any other matters that may properly come before the annual meeting, require the affirmative vote of a majority of the shareholders present in person or by proxy and entitled to vote at the meeting.  Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval of these proposals, or any other matters that may properly come before the annual meeting, and will, therefore, have the effect of negative votes.

Abstentions.  A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum.  Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or at their own discretion if permitted by the exchange or other organization of which they are members.  As of January 1, 2010, all NYSE and NASDAQ member brokers are prohibited from exercising discretionary voting on all director elections unless that broker has instructions from the beneficial shareholder on how to vote.  Proxies that contain a broker vote on one or more proposals, but no vote on others, are referred to as “broker non-votes” with respect to the proposal(s) not voted upon.  Broker non-votes are included in determining the presence of a quorum.  A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

SOLICITATION OF PROXIES

Atlantic Southern Financial Group, Inc. will pay the cost of the proxy solicitation.  Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise.  We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL I — ELECTION OF DIRECTORS

The Articles of Incorporation of Atlantic Southern Financial Group provide for a staggered Board of Directors so that, as nearly as possible, one-third of the directors will be elected each year to serve three-year terms.  The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the directors’ successors.  Pursuant to Section 3.4 of the Bylaws for the Company, a person 72 years of age or greater at the time of election is ineligible to stand for election as a director.  Accordingly, the Board of Directors has appointed Carolyn Crayton and Thomas H. McMichael, previously Class II directors, as Class III directors of the Company and the Bank, and each will serve an additional one-year term ending at the annual meeting in 2011 and upon the qualification and election of their successors.  The Board of Directors anticipates that both Carolyn Crayton and Thomas H. McMichael will retire from the Board prior to the annual meeting in 2011, the time at which their respective terms expire.

Each of our directors is also a director of Atlantic Southern Bank.  All of the Company’s directors, except for Mr. Stevens, are independent directors under the National Association of Securities Dealers definition of “independent director.”

The following table shows for each director as of April 15, 2010:  (a) his or her name; (b) his or her age at December 31, 2009; (c) how long he or she has been a director of Atlantic Southern Financial Group or Atlantic Southern Bank; (d) his or her position(s) with Atlantic Southern Financial Group or Atlantic Southern Bank, other than as a director; (e) his or her principal occupation and recent business experience for the past five years; (f) legal proceedings to which the director has been a party; and (g) the background and qualifications for each director and director-nominee that led to the Company’s selection for service on the Board.

Director Nominees

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience

Class II Director Nominees (Term Expiring 2013):

Tyler J. Rauls, Jr. (65)	2001

Founder and President of Southeastern Retirement Management, Inc. (development and management of retirement communities) since 1986. We believe Mr. Rauls’ long and varied career and his experience in the local real estate market well qualify him to serve on the Board.

Mark A. Stevens (58)	2001

President and Chief Executive Officer of Atlantic Southern Financial Group since 2001; Executive Vice President of Atlantic Southern Bank since 2009; President and Chief Executive Officer of Atlantic Southern Bank from 2001 to 2009; President and Chief Executive Officer of Colonial Bank’s central Georgia region from 1998 to 2000; Senior Vice President and Senior Lender of First Macon Bank and Trust Company from 1988 to 1998. Mr. Stevens has been a director at Nexity Financial Corporation since May 2006. We believe Mr. Stevens’ long banking career well qualifies him to serve on the Board.

Continuing Directors

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience

Class III Directors (Term Expiring 2011):

Carolyn Crayton (78)	2001

President of Marketing and Community Relations, WPGA Macon Television; Founder of Keep Macon-Bibb Beautiful Commission and the Macon International Cherry Blossom Festival. We believe Ms. Crayton’s long and varied career and her breadth of civic involvement well qualify her to serve on the Board.

J. Douglas Dunwody (52)	2001

Majority Owner and President of Dunwody Insurance Agency, Inc. since 1984; Chairman of the Board of Shared Agency Services LLC. We believe Mr. Dunwody’s extensive experience in the field of insurance well qualifies him to serve on the Board.

William A. Fickling, III (53)	2001

Chairman of the Board of Directors of Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank; Consultant at Fickling & Company, Inc. since 2002; Private investment portfolio manager and Vice President of Mulberry Street Investment Company, LP. since 1986. We believe Mr. Fickling’s long and varied career, including his experience as a private investment portfolio manager, well qualifies him to serve on the Board.

Carl E. Hofstadter (54)	2001

Founder and President of Hofstadter and Associates, Inc. (engineering consulting) since 1982. We believe Mr. Hofstadter’s business experience and knowledge of our market areas well qualify him to serve on the Board.

Thomas J. McMichael (73)	2001	Retired banker; Member of Houston County Board of Commissioners since 1996. We believe Mr. McMichael’s long banking career well qualifies him to serve on the Board.

George Waters, Jr. (50)	2001

President and Vice President of Business Development for Waters and Sons Construction and Paving, Inc. and Flowline Curbing & Construction, Inc since 1981; Owner and General Manager of Mid-Georgia Grading, Inc. since 1995. We believe that Mr. Waters’ long career and knowledge of our market areas well qualify him to serve on the Board.

Name (Age)	Director Since	Position with Atlantic Southern Financial Group and Business Experience

Class I Directors (Term Expiring 2012):

Peter R. Cates (46)	2001

Co-Owner and Manager of TruFlame Gas Co., Waynesboro, Georgia 2009-Present; President of Louisville Christian Foundation 2009; Consultant with Crown Financial Ministries, Gainesville, Georgia, from 2007-2009; Vice President of Finance Administration of Asbury Theological Seminary from 2005-2007; Attorney at Smith, Hawkins, Hollingsworth & Reeves, LLP from 2002-2005; Attorney at Miller, Cowart & Howe, LLP from 1990-2002. We believe Mr. Cates’ long and varied career, including his experience as an attorney, and his educational background in accounting, well qualify him to serve on the Board.

Dr. Laudis (Rick) H. Lanford (51).	2001

President of The Foundation for the Methodist Home for Children and Youth since 1999; Ordained Elder in the United Methodist Church. We believe Mr. Lanford’s experience as a development officer and as a principal officer managing investments for an endowment well qualify him to serve on the Board.

Dr. Hugh F. Smisson, III (52)	2001

Board-certified neurosurgeon; Vice President of the Neurosurgical Institute of Central Georgia, P.A.; Founder, President and Chief Executive Officer of Smisson-Cartledge Biomedical, LLC (biomedical company). We believe Dr. Smisson’s long and varied career, including his experience in senior management, well qualifies him to serve on the Board.

Donald L. Moore, Jr. (65)	2006

President of Donald L. Moore, Jr., Inc., a development and commercial contracting firm with headquarters in Savannah, Georgia, since 1973. We believe Mr. Moore’s long and varied career, including his experience in the local real estate market, and his knowledge of our market areas well qualify him to serve on the Board.

Recommendation

The Board of Directors recommends that you vote FOR the election of each director nominee named above.

Information about the Board of Directors

Our Board of Directors.  During the year ended December 31, 2009, the Board of Directors held 13 meetings.  All incumbent directors attended at least 75% of the total number of meetings of our Board of Directors and committee meetings.

Board Leadership Structure.  In accordance with the Company’s Bylaws, the Board of Directors elects the Company’s Chairman and its Chief Executive Officer and President, and each of these positions may be held by the same person or may be held by separate persons.  Mr. William A. Fickling, III, who is an independent director, is the Chairman of the Board.  Mr. Mark A. Stevens currently serves as a director and as the Company’s President and Chief Executive Officer and Executive Vice President of Atlantic Southern Bank.  Mr. Edward P. Loomis does not serve as a director, but serves as the President and Chief

Executive Officer of Atlantic Southern Bank.  The foregoing structure is not mandated by any provision of law or our Articles of Incorporation or Bylaws, but the Board of Directors believes this structure provides for an appropriate balance of authority between management and the Board and provides an efficient decision-making process with proper independent oversight.  The Board of Directors, however, reserves the right to establish a different structure in the future.

Risk Oversight.  The Board oversees risks to the Company through its leadership and service on the committees described below. The Audit Committee addresses risks presented by the Company’s internal controls and financial record-keeping, and the Compensation Committee addresses risks presented by its compensation policies and practices. Additionally, the Board regularly reviews reports by the Investment Committee, which addresses interest rate risk, and reviews credit risk through the Loan Committee. The Executive Committee, which as of December 31, 2009 consisted of Messrs. Hofstadter (chairperson), Fickling, Moore, Lipford and Stevens, focuses on strategies for complying with the Order and increasing the Bank’s capital levels and ratios, which in turn enables the Bank to absorb losses and thereby reduce risks presented by the current economic environment. During the fiscal year ended December 31, 2009, the Executive Committee held 24 meetings.

Committees of the Board of Directors

We are governed by a Board of Directors and various committees of the Board that meet throughout the year.  We currently have 12 directors, each of whom serves for a three-year term unless such director resigns or is removed or is appointed by the Board to serve in another class.  Directors discharge their responsibilities throughout the year at Board and committee meetings and also through telephone contact and other communications with the Chairman, Chief Executive Officer of the Company, Chief Executive Officer of the Bank and other officers.

Audit Committee.  The Board of Directors has established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit our annual financial statements, evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and plans, and determines that all audits and exams required by law are performed fully, properly, and in a timely fashion.  The Audit Committee members as of December 31, 2009 were:  J. Russell Lipford, Jr. (chairperson), William A. Fickling, III, J. Douglas Dunwody, and Donald L. Moore, Jr.  Each of these members meets the requirement for independence as defined under Rule 5605(a)(2) of the National Association of Securities Dealers’ listing standards.  The Board has determined that Mr. Lipford meets the criteria specified under applicable Securities and Exchange Commission (“SEC”) regulations for an “audit committee financial expert” and that all of the committee members are financially sophisticated.  The audit committee has a charter, and a copy is posted on the Company’s website at www.atlanticsouthernbank.com.  During the fiscal year ended December 31, 2009, the Audit Committee held 12 meetings.

Compensation Committee.  The Board of Directors has established a Compensation Committee, which is responsible for establishing targets and awards for any incentive compensation plans, reviewing salary ranges and fringe benefits, and reviewing and approving all elements of remuneration of the executive officers.  The Compensation Committee members as of December 31, 2009 were:  J. Douglas Dunwody (chairperson), Carl E. Hofstadter, Donald L. Moore, Jr., J. Russell Lipford, Jr., and William A. Fickling, III.  During the fiscal year ended December 31, 2009, the Compensation Committee held seven meetings.  Also, the Compensation Committee is responsible for administering the 2007 Stock Incentive Plan, including granting awards of stock-based compensation pursuant to the plan.

The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate and to approve the related fees and other retention terms.  The Compensation Committee utilized the services of a compensation consultant during 2009 solely to prepare a peer group analysis.  The committee also has the authority to delegate appropriate matters to subcommittees as it deems appropriate.

Nominating/Governance Committee.  The Board of Directors established a Nominating/ Governance Committee for director nominees and adopted a Nominating/Governance Committee charter in 2007, which is posted on the Company’s website at www.atlanticsouthernbank.com.  The Nominating/Governance Committee members as of December 31, 2009 were:  George Waters, Jr. (chairperson), William A. Fickling, III, J. Russell Lipford, Jr., Carolyn Crayton, and Dr. Hugh F. Smission, III.  Each of the members of the committee is considered “independent” under Rule 5605(a)(2) of the National Association of Securities Dealers’ listing standards.  The Nominating/Governance Committee advises and makes recommendations to the Board of Directors regarding corporate governance principles and board practices by the Company.  The committee also recommends to the Board of Directors the Company’s slate of nominees for election to the Board.  The Nominating/Governance Committee did not meet in 2009.  For information regarding the committee’s policy and procedures with regard to the consideration of director candidates, see “Director Nominations.”

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our principal executive, financial and accounting officers.  We believe the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including:  the ethical handling of conflicts of interest; full, fair and accurate disclosure in filings and other public communications made by us; compliance with applicable laws; prompt internal reporting of violations of the Code; and accountability for adherence to the Code.  A copy may be obtained on our website at www.atlanticsouthernbank.com.  A copy may also be obtained, without charge, upon written request addressed to Atlantic Southern Financial Group, Inc., 1701 Bass Road, Macon, Georgia 31210, Attention: Chief Financial Officer.  The request may be delivered by letter to the address set forth above or by fax to the attention of Atlantic Southern Financial Group’s Chief Financial Officer at (478) 330-5802.

Director Compensation

Effective November 1, 2008, the Boards of Directors of the Company and the Bank voted to unanimously suspend all Board and committee meeting fee payments.  No date or time frame was established for re-commencement of payments.  Although our directors are entitled to receive reimbursement for actual travel expenses and bank director education expenses incurred in connection with the performance of their respective duties, all of our directors voluntarily waived all reimbursements to which they were entitled in 2009.

Each of our founding directors will, upon retirement, become eligible to serve as a director emeritus of the Company for a period of five years following their respective retirements.  Directors elected to the Board subsequent to the founding of the Company will, upon retirement, become eligible to serve as a director emeritus of the Company for a period of three years following their respective retirements.  During their respective periods of service, directors emeritus may attend meetings of the Company’s Board of Directors in a non-voting capacity, for which they will receive a director emeritus fee.

Mark A. Stevens is a director of the Company and is also a named executive officer.  As a result, information regarding his compensation is reflected in the Summary Compensation Table and other tables in the “Executive Compensation” section of this proxy statement.

Director Compensation Table

The following table shows the total compensation earned by each of our directors for their service in 2009, including reimbursement for travel expenses and bank director education expenses, where applicable.  There were no stock, option or non-equity incentive plan awards given to directors during 2009.

Name(1)	Fees earned or paid in cash ($)	Total ($)

William A. Fickling, III.	$0	$0
Raymond O. Ballard, Jr.(2)	0	0
Peter R. Cates	0	0
Carolyn Crayton	0	0
J. Douglas Dunwody	0	0
Michael C. Griffin(3)	0	0
Carl E. Hofstadter	0	0
Dr. Laudis H. Lanford	0	0
J. Russell Lipford(4)	0	0
Thomas J. McMichael	0	0
Donald L. Moore	0	0
Tyler Rauls, Jr.	0	0
Dr. Hugh Smisson, III	0	0
George Waters, Jr.	0	0

(1)   Mr. Stevens is also a Named Executive Officer, and as a result, his compensation as a director is included in the Summary Compensation Table below.

(2)   Mr. Ballard resigned from the Board of Directors of the Company and the Bank on April 14, 2010.

(3)   Mr. Griffin resigned from the Board of Directors of the Company and the Bank on February 17, 2010.

(4)   Mr. Lipford resigned from the Board of Directors of the Company and the Bank on April 14, 2010.

Audit Committee Report

The audit committee reports as follows with respect to the audit of Atlantic Southern’s 2009 audited consolidated financial statements.

•      The audit committee has reviewed and discussed Atlantic Southern’s 2009 audited consolidated financial statements with management;

•      The audit committee has discussed with the independent auditors, Porter Keadle Moore, the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1. ALI Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of Atlantic Southern’s consolidated financial statements;

•      The audit committee has received written disclosures and the letter from the independent auditors’ requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the audit committee concerning independence, and has discussed with the auditors the auditors’ independence from Atlantic Southern; and

•      Based on review and discussions of Atlantic Southern’s 2009 audited consolidated financial statements with management and discussions with the independent auditors, the audit committee recommended to the Board of Directors that Atlantic Southern’s 2009 audited consolidated financial statements be included in Atlantic Southern’s Annual Report on Form 10-K.

March 29, 2010	Audit Committee:	J. Russell Lipford, Jr. (Chairperson)
William A. Fickling, III
Thomas J. McMichael
Donald L. Moore, Jr.

EXECUTIVE OFFICERS

The following table shows for each executive officer of the Company and the Bank:  (a) his or her name; (b) his or her age at December 31, 2009; (c) how long he or she has been an officer of the Company; and (d) his or her current position with the Company and the Bank.

Name (Age)	Officer Since	Position with Atlantic Southern Financial Group and Atlantic Southern Bank

Mark A. Stevens (58)	2001	President and Chief Executive Officer of Atlantic Southern Financial Group and Executive Vice President of Atlantic Southern Bank

Edward P. Loomis (56)	2008	President and Chief Executive Officer of Atlantic Southern Bank

Carol W. Soto (51)	2001	Executive Vice President, Chief Financial Officer and Secretary of Atlantic Southern Financial Group and Atlantic Southern Bank

Gary P. Hall (1) (66)	2001	Executive Vice President and Chief Credit Officer of Atlantic Southern Financial Group and Atlantic Southern Bank

Brandon L. Mercer (33)	2005	First Senior Vice President and Chief Lending Officer, Atlantic Southern Financial Group and Atlantic Southern Bank

Randy Griffin (2) (57)	2009	Senior Vice President and Chief Credit Officer of Atlantic Southern Financial Group and Atlantic Southern Bank

(1)          Mr. Hall will retire from the Company and the Bank effective April 30, 2010.

(2)          Mr. Griffin will be appointed as Chief Credit Officer for the Company and the Bank upon Mr. Hall’s retirement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities during the last fiscal year to the Chief Executive Officer of the Company, Chief Executive Officer of the Bank, Chief Financial Officer, Chief Credit Officer, and First Senior Vice President Corporate Lending (collectively, the “named executive officers”).  No other executive officer received total compensation in excess of $100,000 for services rendered during the fiscal year of 2009.  The Company did not make any bonus, stock, option or equity incentive plan awards to named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation ($) (6)	Total ($)

Mark A. Stevens	2009	$267,664	—	—	—		—	$183,581	$12,382	$463,627
President and Chief Executive Officer of Atlantic Southern Financial Group	2008	$270,000	—	—	—		—	$173,003	$22,614	$465,617

Edward P. Loomis Jr.(1)	2009	$168,333	—	—	—		—	—	$6,461	$174,794
President and Chief Executive Officer of Atlantic Southern Bank	2008	$67,288	—	—	$28,000	(5)	—	—	$435	$95,723

Carol Soto	2009	$147,933	—	—	—		—	$28,170	$11,782	$167,885
Executive Vice President and Chief Financial Officer	2008	$150,000	—	—	—		$45,000	$21,094	$12,429	$228,523

Gary P. Hall	2009	$181,542	—	—	—		—	$73,278	$11,336	$266,156
Executive Vice President and Chief Credit Officer	2008	$183,750	—	—	—		$36,750	$68,338	$12384	$301,222

Brandon L. Mercer	2009	$143,754	$50,000	—	—		—	$12,251	$15,647	$221,652
First Senior Vice President and Chief Lending Officer	2008	$146,000	$50,000	—	—		$29,200	$10,815	$15,539	$251,554

(1)             Mr. Loomis was appointed as President and Chief Executive Officer of the Bank on July 31, 2009.  Mr. Loomis served as Executive Vice President and Chief Operating Officer of the Bank from September 18, 2008 to July 31, 2009.

(2)             The Bank entered into an executive bonus agreement with Mr. Mercer where upon his completion of five consecutive years of participation, the Bank provided Mr. Mercer with a $250,000 bonus, in lump sum, on January 21, 2010, twenty-one (21) days following the completion of his fifth year of participation.  The disclosed represents the accrual for 2009 and 2008.

(3)             Reflects the value of cash incentive compensation earned in 2008 pursuant to the financial performance component of the Annual Incentive Plan.  The cash incentive compensation was paid in February 6, 2009.

(4)             Reflects the increase during 2009 and 2008 in actuarial values of each named executive officer’s benefits under the SERP agreements determined using assumptions consistent with those in the Company’s financial statements.

(5)             Reflects the aggregate grant date fair value of 5,000 incentive stock options granted on July 17, 2008.

(6)             Amounts included in this column are reflected in the following table:

Name and Principal Position	Year	Employer contributions to 401(k) plan (1)	Dues and Memberships	Auto Allowance	Director Fees Earned or Paid in Cash (2)	Total ($)

Mark A. Stevens	2009	$7,350	$5,032	—	—	$12,382
	2008	$6,900	$4,914	—	$10,800	$22,614

Edward P. Loomis, Jr.	2009	$5,081	$1,380	—	—	$6,461
	2008	—	$435	—	—	$435

Carol Soto	2009	$5,782	—	$6,000	—	$11,782
	2008	$6,429	—	$6,000	—	$12,429

Gary P. Hall	2009	$7,350	$3,986	—	—	$11,336
	2008	$6,900	$5,484	—	—	$12,384

Brandon L. Mercer	2009	$4,625	$5,022	$6,000	—	$15,647
	2008	$4,625	$4,914	$6,000	—	$15,539

(1)  The Company provides a 50% match for employee contributions up to 6% of their annual compensation, subject to IRS limits.

(2)  In 2008, Mr. Stevens was paid cash director fees by the Company for his service as a director.

The Company has adopted a 401(k) plan which provides for the Board of Directors to make a discretionary contribution to the 401(k) Plan.  The Company contributes 50% of the first 6% of eligible compensation which an employee contributes to the plan.  The employer match is subject to the following vesting schedule:

Years of Employment (1,000+ hours per year)	Percent Vested
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

All named executive officers are eligible to participate in this plan up to the maximum contribution limits established by the IRS.

The named executive officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.  In 2009, for each of the named executive officers, the Company also, based on business needs, provided the following perquisites:  a company-owned vehicle for Mr. Stevens and Mr. Hall, an auto allowance for Mr. Mercer and Ms. Soto, country club memberships, company-provided cell phones and laptop computers.

Outstanding Equity Awards at Fiscal Year End.

The following table provides information concerning unexercised options outstanding as of December 31, 2009 for each of our named executive officers.  We have not granted any stock appreciation rights, restricted stock or stock incentives other than stock options and organizers’ warrants.  The Company did not grant any stock options to its directors or named executive officers in 2009.  Finally, the named executive officers did not exercise any options in 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Mark A. Stevens	24,000	(1)				$6.67	12/10/2011
Mark A. Stevens	36,000	(3)				8.16	12/10/2012
Edward P. Loomis, Jr.	1,000	(4)	4,000	(4)		$12.75	07/14/2018
Carol W. Soto	9,750	(1)				$6.67	12/10/2011
Carol W. Soto	3,794	(3)	1,081	(3)		8.16	12/10/2012
Gary P. Hall	12,000	(1)				$6.67	12/10/2011
Gary P. Hall	4,875	(3)				8.16	12/10/2012
Brandon L. Mercer	7,500	(2)				$6.67	01/20/2012
Brandon L. Mercer	2,919	(3)	831	(3)		8.16	12/10/2012

(1)          Stock options awarded to Mr. Stevens, Ms. Soto and Mr. Hall on December 10, 2001 under the 2001 Stock Incentive Plan.  Under this award, the named executive officers received options to acquire 24,000, 9,750 and 12,000 shares of common stock, respectively.  The options vested 20% per year over a five-year period beginning on the first anniversary of the date of the grant.

(2)          Stock options awarded to Mr. Mercer on January 22, 2002 under the 2001 Stock Incentive Plan.  Under this award, Mr. Mercer received options to acquire 7,500 shares of common stock.  The options vested in 20% increments over a five-year period beginning on the first anniversary of the date of the grant.

(3)          Stock options awarded to Messrs. Stevens, Hall, Mercer and Ms. Soto on December 10, 2002 under the 2001 Stock Incentive Plan.  Under this award, the named executive officers received options to acquire 36,000, 4,875, 3,750 and 4,875 shares of common stock, respectively.  Mr. Stevens and Mr. Hall’s options vested in 20% increments over a five-year period beginning on the first anniversary of the date of the grant.  Ms. Soto and Mr. Mercer’s options vest over a nine-year period beginning on the first anniversary of the date of the grant.

(4)          Stock options awarded to Mr. Loomis on July 14, 2008 under the 2007 Stock Incentive Plan.  Under this award, Mr. Loomis received options to acquire 5,000 shares of common stock.  The options vested in 20% increments over a five-year period beginning on the first anniversary of the date of the grant.

The 2007 Stock Incentive Plan (an amendment and restatement of the 2001 Stock Incentive Plan) authorizes the Board of Directors, or a committee thereof, to grant awards of incentive stock options to officers and other key employees of the Company.  Each incentive stock option granted permits the named executive officer to purchase a certain number of shares of Company common stock from the Company at the exercise price, which is the closing price of the Company common stock on the date of grant.  Stock options have value only to the extent the price of the Company common stock on the date of exercise exceeds the exercise price.  The Company believes that grant awards serve as an effective long-term incentive for the named executive officers and other key employees, which further encourages them to remain with the Company and continue to excel in their performance.

Previously awarded incentive stock options did vest in 2009.  The awards granted in 2001 and 2002 had no future compensation expense related to these options since the Bank selected the Minimum Value Method to measure the fair value of these stock options.  The Bank used the Fair Value Method of recognizing expense for the stock options granted to Mr. Loomis in 2008.  The Bank recognized $5,600 and $2,800 of stock-based employee compensation expense for the years ended December 31, 2009 and 2008, respectively.  The Bank is recognizing the compensation expense for stock option grants with graded vesting schedules on a straight-line basis over the requisite service period of the award.  The cost of Mr. Loomis’ stock options is expected to be recognized over the vesting period of five years.

Supplemental Executive Retirement Plan (SERP) Agreements with Named Executive Officers

The SERP Agreement with Mr. Stevens will provide annual benefits, paid out in equal monthly installments, based on a percentage of Mr. Stevens’ final annual base expected salary, upon his retirement after reaching age 65.  The initial percentage base of the salary payable is 40%.  In the event Mr. Stevens voluntarily or involuntarily resigns, he will be entitled to the vested percentage of the benefits actually accrued under his SERP Agreement.  These benefits vest by 20% of the expected salary in the first plan year, and an additional 20% for each succeeding plan year until Mr. Stevens becomes 100% vested.  In the event of a change of control (as defined in his SERP Agreement), Mr. Stevens will be entitled to 100% of the benefits actually accrued.  In the event Mr. Stevens dies while benefits are still payable, his designated beneficiary will be entitled to all payments at the same time and in the same manner.

The SERP Agreement with Ms. Soto is generally the same as the agreement with Mr. Stevens, except Ms. Soto will be entitled to an annual projected benefit of 30% of her final annual base salary, subject to annual increases of 4%, upon her retirement after reaching age 60.  In the event Ms. Soto voluntarily or involuntarily resigns, she will be entitled to the vested 10% of the benefits actually accrued under her agreement for the first plan year, and an additional 10% of said amount for each succeeding plan year.  Finally, there is no provision made for Ms. Soto in the event of a change of control.

Mr. Hall’s SERP Agreement is generally the same as the agreement with Mr. Stevens, except Mr. Hall will be entitled to an annual benefit of $36,000 for 12 years upon his retirement after reaching age 67.  As a result of Mr. Hall’s anticipated retirement on April 30, 2010, he will begin receiving benefits pursuant to his SERP Agreement.

The SERP Agreement with Mr. Mercer is generally the same as the agreement with Mr. Stevens, except Mr. Mercer will be entitled to an annual projected benefit of 30% of his final annual base salary, subject to annual increases of 4%, upon his retirement after reaching age 50.  In the event Mr. Mercer voluntarily or involuntarily resigns, his benefits will not begin to vest until the sixth plan year, after which he is entitled to the vested 10% of the benefits actually accrued under his agreement.  Also, he is entitled to an additional 10% of said amount for each succeeding plan year.  Finally, there is no provision made for Mr. Mercer in the event of a change of control.

The SERP Agreement with Mr. Loomis will provide an annual benefit for 15 years paid out in monthly installments of $9,167 upon his retirement after reaching age 65.  If Mr. Loomis is involuntarily discharged other than for Cause (as defined in the employment agreement) or is permanently disabled and leaves employment, he will be entitled to a benefit equal to the portion of the retirement benefit then accrued by the Bank for financial accounting purposes.  The benefit will be paid over a 24-month period commencing with the month following the month in which the termination of employment occurs.  In the event Mr. Loomis dies while benefits are still payable, his designated beneficiary will be entitled to all remaining payments at the same time and in the same manner.  If Mr. Loomis, however, dies while still employed but before the payment of benefits is otherwise scheduled to commence, his designated beneficiary will be entitled to the same amount of payments, over the same period, as if Mr. Loomis had been involuntarily discharged other than for cause.  The SERP does not provide for any enforcement benefit or for any accelerated vesting or payment of benefits in the event of a change of control.

Employment Agreements

We regularly evaluate the total compensation paid to our senior management to link their compensation to our operating performance in the short- and long-term.  To that end, we are analyzing implementing bonus structures, supplemental retirement plans and equity based and other long-term incentive programs that are consistent with those found in our industry.

Effective September 5. 2008, we entered into restated employment agreements with Ms. Soto and Messrs. Stevens and Hall.  The primary purpose of the restated employment agreements was to conform the provisions of the prior employment agreements to federal tax law requirements governing the time and form of payments made under certain compensatory arrangements.  Effective December 5, 2009, however, we entered into a new employment agreement with Mr. Stevens to reflect his new position at the Bank and at the Company.  The federal tax law required that written documentation reflecting such arrangements be in place by January 1, 2009.  In addition, effective March 30, 2010, we entered into an employment agreement with Mr. Loomis.  Our current employment agreements with our senior management are described below.

Mark A. Stevens.  Effective December 3, 2009, we entered into an employment agreement with Mark A. Stevens, which provides that he will continue to serve as the President and Chief Executive Officer of the Company and Executive Vice President of the Bank.  This employment agreement supersedes the restated employment agreement between Mr. Stevens and the Bank dated September 5, 2008.  Under the terms of the employment agreement, Mr. Stevens receives an annual base salary of $170,000 per year.  Pursuant to Mr. Stevens’ prior employment agreement, under our 2001 Stock Incentive Plan, we granted Mr. Stevens an incentive stock option in 2001 to purchase 24,000 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share.  In 2002, we granted Mr. Stevens an incentive stock option to purchase an additional 36,000 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan.  The options vested and became exercisable in 20% increments over five years, commencing on the first anniversary of the grant date and continued for the next four successive anniversaries.  Mr. Stevens continues to be eligible to receive stock options pursuant to the 2007 Stock Incentive Plan.

Mr. Stevens’ employment agreement provides that his employment is at will and may be terminated by him or the Bank or the Company at any time and for any reason.  Upon termination for any reason, we have no further obligation, pursuant to the agreement, to Mr. Stevens, except for the payment of any amounts earned and unpaid on the effective date of termination and any amounts previously accrued pursuant to the SERP discussed below.

Edward P. Loomis.  Effective March 30, 2010, we entered into an employment agreement with Edward P. Loomis, which provides that he will continue to serve as Chief Executive Officer and President of Atlantic Southern Bank.  Under the terms of the employment agreement, Mr. Loomis receives a base salary that is currently set at $200,000 per year.  On March 30, 2010, pursuant to his employment agreement, Mr. Loomis was granted a restricted stock award reflecting the right to earn up to 68,965 shares of common stock of the Company.  The shares of restricted stock are scheduled to become vested in 25% increments over four years commencing on the first anniversary of the grant date and continuing for the next three successive anniversaries.  Vesting of the restricted stock accelerates in the event of a change of control or Mr. Loomis’ death, disability or involuntary termination.  On July 17, 2008, prior to the effective date of his employment agreement and his appointment as President and Chief Executive Officer of the Bank, Mr. Loomis was granted an option to purchase 5,000 shares of Company common stock at an exercise price of $12.75 per share pursuant to the Atlantic Southern Financial Group, Inc. 2007 Stock Incentive Plan.  Mr. Loomis continues to be eligible to receive stock options pursuant to the 2007 Stock Incentive Plan.

The initial term of Mr. Loomis’ employment agreement is two years.  At the end of two years, the term will automatically extend for successive 12-month periods, and will continue until one party gives written notice of intention not to extend the agreement.  If Mr. Loomis terminates his employment or is terminated for any reason, we have no further obligation with respect to the employment agreement, excluding the payment of any amounts earned and unpaid on the effective date of the termination.  If Mr. Loomis becomes disabled, we will be obligated to pay him pursuant to any short-term disability policy then in effect, and we will be obligated to continue to pay him under the terms of the employment agreement for six months or, if earlier, until he begins receiving benefits under any long-term disability program.

Carol Soto.   Effective September 5, 2008, we entered into a restated employment agreement with Carol Soto, which provides that she will continue to serve as our Executive Vice President and Chief Financial Officer.  The restated employment agreement supersedes the employment agreement between Ms. Soto and the Bank dated July 10, 2003.  Under the terms of the employment agreement, Ms. Soto receives a base salary that is currently set at $150,000 per year.  Pursuant to Ms. Soto’s prior employment agreement, under our 2001 Stock Incentive Plan, we granted Ms. Soto an incentive stock option to purchase 9,750 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share.  In 2002, we granted Ms. Soto an incentive stock option to purchase an additional 4,875 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan.  The options granted in 2001 vested and became exercisable in 20% increments over five years, commencing on the first anniversary of the option grant date and continuing for the next four successive anniversaries.  The options granted in 2002 will vest and become exercisable over nine years.  Ms. Soto continues to be eligible to receive stock options pursuant to the 2007 Stock Incentive Plan.

The initial term of Ms. Soto’s employment agreement is three years.  At the end of three years, the term will automatically extend for successive 12-month periods, and will continue until one party gives notice of intention not to extend the agreement.  We are obligated to pay Ms. Soto her base salary for 12 months if we terminate her employment without cause, or if she terminates her employment for cause.  If Ms. Soto becomes disabled, we may terminate the employment agreement and will be obligated to pay Ms. Soto for three months, or until she begins receiving payments under our long-term disability policy.

Upon a change of control, Ms. Soto will be entitled to severance compensation equal to 12 months of her base salary if, within six months following a change of control, we or our successor terminates her employment other than for cause or if she terminates for cause.  Cause for terminating employment is defined in Ms. Soto’s employment agreement.  In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Ms. Soto is prohibited from competing with us and soliciting our customers or employees.  The noncompetition and the nonsolicitation provisions of the agreement only apply if she terminates her employment without cause or in connection with a change of control, or if we terminate her employment for cause.

Gary P. Hall.  Effective September 5, 2008, we entered into a restated employment agreement with Gary Hall, which provides that he will continue to serve as our Chief Credit Officer.  The restated employment agreement supersedes the employment agreement between Mr. Hall and the Bank dated December 10, 2001.  Under the terms of the employment agreement and prior to his retirement, Mr. Hall received a base salary set at $181,542 per year.  Pursuant to Mr. Hall’s prior employment agreement, under our 2001 Stock Incentive Plan, we granted Mr. Hall an incentive stock option in 2001 to purchase 12,000 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share.  In 2002, we granted Mr. Hall an incentive stock option to purchase an additional 4,875 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan.  The options vested and became exercisable in 20% increments over five years, commencing on the first anniversary of the option grant date and continued for the next four successive anniversaries.  Mr. Hall continues to be eligible to receive stock options pursuant to the 2007 Stock Incentive Plan.

The initial term of Mr. Hall’s employment agreement was three years.  At the end of three years, the term was automatically extended for successive 12-month periods.  Prior to his retirement, we were obligated to pay Mr. Hall his base salary for 12 months if we terminated his employment without cause, or if he terminated his employment for cause.  If Mr. Hall became disabled, we could terminate the employment agreement and would be obligated to pay Mr. Hall for three months, or until he began receiving payments under our long-term disability policy.

Upon a change of control, Mr. Hall was entitled to severance compensation equal to 12 months of his base salary if, within six months following a change of control, we or our successor terminated his employment other than for cause or if he terminated for cause.  Cause for terminating employment is defined in Mr. Hall’s employment agreement.  In addition, during the term of the agreement and for 12 months following its termination under specified circumstances, Mr. Hall is prohibited from competing with us and soliciting our customers or employees.  The noncompetition and the nonsolicitation provisions of the agreement only apply if he terminated his employment without cause or in connection with a change of control, or if we terminated his employment for cause.

Upon Mr. Hall’s retirement on April 30, 2010, he will serve as a consultant to the Bank, providing assistance in managing and liquidating foreclosed properties held by the Bank.

Brandon L. Mercer.  Although we have not entered into an employment agreement with Mr. Mercer, we are currently paying him a base salary of $156,000.  Under our 2001 Stock Incentive Plan, in January 2002 we granted Mr. Mercer an incentive stock option to purchase 7,500 (adjusted for stock-split) shares of common stock at a purchase price of $6.67 (adjusted for stock-split) per share.  In December 2002, we granted Mr. Mercer an incentive stock option to purchase an additional 3,750 shares of common stock at a purchase price of $8.16 (adjusted for stock-split) under the same incentive plan.  The options granted in January 2002 vested and became exercisable in 20% increments over five years, commencing on the first anniversary of the option grant date and continued for the next four successive anniversaries.  The options granted in December 2002 will vest and become exercisable over nine years.  Mr. Mercer continues to be eligible to receive stock options pursuant to the 2007 Stock Incentive Plan.

On January 1, 2005, as a retention incentive, we entered into an executive bonus agreement with Mr. Mercer.  This agreement was amended on December 29, 2008, to conform the provisions of the prior agreement to federal tax law requirements governing the time and form of payments made under certain compensatory arrangements.  Pursuant to the agreement, upon his completion of five consecutive years of participation, we are required to provide Mr. Mercer with a $250,000 bonus, in a lump sum, payable within 30 days following the completion of the fifth year of participation.  Pursuant to the agreement, the Company paid the retention bonus to Mr. Mercer on January 21, 2010.  During 2009 we accrued $50,000 for the executive bonus.

Potential Payments upon Termination or Change of control

As described above, the Company has entered into separate employment agreements with Ms. Soto and Messrs. Stevens, Loomis and Hall, an executive bonus agreement with Mr. Mercer, and SERP Agreements with Ms. Soto and Messrs. Stevens, Hall, Loomis and Mercer.  The employment agreements for Messrs. Stevens and Loomis do not provide benefits in the event of termination or change of control.  Accordingly, excluding any amounts earned and unpaid as of the effective date of termination or change of control, we will have no further obligation, with respect to the employment agreement, upon the executive’s separation of service as a result of termination or change of control.  Further, we have no obligation to Mr. Loomis under his SERP agreement in the event of his termination or change of control.  The employment agreements for the executives provide each with benefits in the event of certain terminations of employment.  Summaries of these agreements are provided above and the required payments upon termination or change of control for each executive are as follows:

Termination for Cause; Resignation Without Good Reason; Resignation Absent Company’s Breach of Employment Agreement.  If Ms. Soto or Mr. Hall is terminated for Cause or resigns without good reason and absent our breach of the employment agreement, such executive will receive only the salary and benefits that are accrued through the date of termination.

Termination Due to Death or Disability.  If Ms. Soto or Messrs. Stevens, Loomis, or Hall dies, the executive (or his/her estate) will receive the accrued salary and benefits through the date of termination.  If we terminate the executive’s employment due to disability, the Company will continue to pay the executive’s salary until the executive begins receiving payments under the Bank’s long-term disability policy or a term specified in each executive’s respective employment agreement.

Absent a Change of control: Termination without Cause; Resignation for Good Reason; Company’s Breach of Employment Agreement.  If, absent a change of control, Ms. Soto or Mr. Hall is terminated without cause, resigns for good reason, or resigns due to our breach of employment agreement, the executive will receive a severance payment of one times the annual base salary, in addition to accrued salary and benefits.  Severance payments generally are paid in cash in a lump sum.

Termination Following a Change of control.  If, within six months following a change of control, Ms. Soto or Mr. Hall is terminated without cause, resigns by reason of an involuntary termination (as defined in the agreement), or resigns due to our (or our successor’s) breach of his/her employment agreement, the executive will be entitled to:

•                  accrued salary and benefits; and

•                  severance payment equal to one times the annual base salary.

Finally, the employment agreements prohibit the executives, excluding Messrs. Stevens and Loomis, from competing with the Company or soliciting customers or employees for a period of 12 months following termination of employment.

PROPOSAL II - APPROVAL TO INCREASE AUTHORIZED NUMBER OF SHARES

General

Our Articles of Incorporation currently authorize the issuance of up to 10 million shares of common stock, no par value.  As of the record date, 4,211,780 shares were issued and outstanding, 381,000 shares of common stock were subject to currently outstanding warrants and stock options or were reserved in connection with future options or awards under the 2007 Atlantic Southern Financial Group, Inc. Stock Incentive Plan.  After giving effect to such reserved shares, approximately 5,407,240 shares of common stock were available for issuance on the record date.

Our Board of Directors is proposing an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 10 million to 110 million.  If the shareholders approve this proposal, Section (a) of Article 2 of the Company’s Articles of Incorporation will be amended to read as follows:

“(a) The total number of shares of capital stock which the Corporation is authorized to issue is one hundred twelve million (112,000,000) shares, divided into one hundred ten million (110,000,000) shares of common stock, no par value (the “Common Stock”), and two million (2,000,000) shares of preferred stock, no par value (the “Preferred Stock”).”

At this time, approximately 42% of our authorized shares of common stock are outstanding.  Assuming shareholder approval of the amendment, approximately 4% of our authorized shares of common stock will be outstanding.

Purpose and Effect of the Proposed Amendment

Our Board of Directors believes that an increase in the number of shares of authorized common stock as contemplated by the amendment is in the best short- and long-term interests of the Company and our shareholders.  The Board believes that the current number of authorized shares does not give the Company flexibility to issue common stock to raise capital or for general corporate purposes to the degree that the Company had previously.  In particular, if the Board determines that it would be appropriate to conduct a common stock offering to raise capital pursuant to the Order, or declare a dividend or split, the current number of unissued authorized shares might not be enough to complete such transaction.  Although we cannot guarantee that any future common stock offerings, dividends or splits will occur, the Board believes that the proposed increase in the number of authorized shares will provide the Company with the flexibility necessary to issue shares in connection with a common stock offering or other corporate purpose, without incurring the expense of convening a special shareholders meeting or the delay of waiting until the next annual meeting.

If this proposal is approved, all authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board, including issuances to raise capital.  Neither the Company nor the Board currently has any arrangements, agreements or understandings with respect to the issuance or use of the additional shares of authorized common stock sought to be approved.  If this proposal is approved, all or any of the shares may be issued without further shareholder action, unless required by law or the rules of the NASDAQ Global Market exchange.

The newly authorized shares of common stock will, upon issuance, have all of the rights and privileges of common stock presently authorized.  Existing shareholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of common stock that we may issue in the future.  Therefore, future issuances of common stock, other than issuances on a pro rata basis to all shareholders, would reduce each shareholder’s proportionate interest in the Company.

An increase in the authorized number of shares of common stock could have an anti-takeover effect.  If we issue additional shares in the future, such an issuance could dilute the voting power of a person seeking control of the Company, thereby making an attempt to acquire control of the Company more difficult or expensive.  Neither the Board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of the Company; in addition, we are not presenting this proposal with the intent that it be used as an anti-takeover device.

Vote Required for Approval

The approval of the amendment to the Articles of Incorporation to increase the number of authorized shares requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE APPROVAL OF THE AMENDMENT TO INCREASE THE

AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

PROPOSAL III - RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, Porter Keadle Moore, LLP, an independent registered public accounting firm, to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2010, subject to ratification by the shareholders.  Porter Keadle Moore also served as the independent auditors for the Company for the year ended December 31, 2009.  Although shareholder ratification of our independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Porter Keadle Moore to shareholders for ratification to permit shareholders to participate in this important corporate decision.  If Porter Keadle Moore declines to act or otherwise becomes incapable of acting, or if appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm.  A representative of Porter Keadle Moore is expected to be present at the Annual Meeting and will be given an opportunity to make a statement on behalf of the firm or to respond to appropriate questions from shareholders.

Vote Required for Approval

The appointment of Porter Keadle Moore as independent auditors of the Company for the fiscal year ending December 31, 2010, requires the approval by the affirmative vote of a majority of the shareholders present in person or by proxy and entitled to vote at the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE APPOINTMENT OF PORTER KEADLE MOORE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

PROPOSAL IV - TO APPROVE GRANTING MANAGEMENT THE AUTHORITY TO

ADJOURN, POSTPONE OR CONTINUE THE ANNUAL MEETING

The Board of Directors believes that if the number of shares of common stock present or represented at the meeting and voting in favor of one or more of the proposals presented is insufficient to approve such proposal(s), it is in the best interests of the shareholders to enable our proxy solicitor and Board of Directors to continue to seek to obtain a sufficient number of additional votes to approve the applicable proposal.  As a result, if at the annual meeting the number of shares of common stock of the Company present or represented and voting in favor of a proposal is insufficient to approve them, the Company’s management may move to adjourn, postpone or continue the meeting for up to 30 days in order to enable our proxy solicitor and Board of Directors to continue to solicit additional proxies in favor of the proposal(s).  In that event, you will be asked to vote only upon this proposal and not on the proposal(s) for which the meeting is adjourned.

If the Company’s shareholders approve this proposal, management could adjourn, postpone or continue the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies in favor of other proposals, including the solicitation of proxies from shareholders that have previously voted against such proposal(s).  Among other things, approval of this proposal could mean that even if proxies representing a sufficient number of votes against a proposal have been received, management could adjourn, postpone or continue the meeting for up to 30 days without a vote on that proposal or seek to convince the holders of those shares to change their votes to votes in favor of the approval of such proposal(s).

Vote Required for Approval

The granting management the authority to adjourn, postpone or continue the annual meeting of shareholders requires the approval by the affirmative vote of a majority of the shareholders present in person or by proxy and entitled to vote at the meeting.  No proxy that is specifically marked AGAINST a proposal will be voted in favor of this proposal unless the proxy is specifically marked FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE FOR GRANTING MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE ANNUAL MEETING OF SHAREHOLDERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number and percentage ownership of shares of common stock beneficially owned as of December 31, 2009 by each of our directors, each executive officer named in the summary compensation table presented elsewhere in this proxy statement, all directors and executive officers as a group, and each person or entity that beneficially owns 5% or more of our outstanding common stock.  Unless otherwise indicated, the address for each person included in the table is 1701 Bass Road, Macon, Georgia 31210.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended.  Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security.  A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from December 31, 2009.  Unless otherwise indicated under “Amount and Nature of Beneficial Ownership,” each person is the record owner of and has sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares Beneficially Owned(1)	Warrants and Options Outstanding	Percent of Shares Beneficially Owned (Fully Diluted) (2)
Directors:
Raymond O. Ballard, Jr. (6)	42,195		1.00%	22,500	1.41%
Peter R. Cates	25,500		*	22,500	1.04%
Carolyn Crayton	4,362		*	3,750	*
J. Douglas Dunwody	31,303		*	18,000	1.07%
William A. Fickling, III	229,046		5.44%	—	4.98%
Michael C. Griffin (7)	23,289		*	—	*
Carl E. Hofstadter	69,055		1.64%	45,000	2.48%
Dr. Laudis (Rick) H. Lanford	25,000		*	8,250	*
J. Russell Lipford, Jr. (8)	52,008	(3)	1.23%	22,500	1.62%
Thomas J. McMichael	4,250		*	1,500	*
Donald L. Moore, Jr.	10,000		*	—	*
Tyler J. Rauls, Jr.	96,649	(4)	2.29%	45,000	3.08%
Dr. Hugh F. Smisson, III	140,587		3.34%	45,000	4.04%
Mark A. Stevens	19,000		*	75,000	2.04%
George Waters	23,360		*	15,000	*
Executive Officers (Non-Directors):
Gary P. Hall	2,500		*	16,875	*
Carol W. Soto	13,387	(5)	*	14,625	*
Brandon L. Mercer	1,835		*	11,250	*
Edward P. Loomis	7,000		*	5,000	*
All Directors and Executive Officers as a Group (19 Persons)	820,326		19.48%	371,750	25.92%

*	Less than 1%.
(1)	The percentage of our common stock beneficially owned was calculated based on 4,211,780 shares of common stock issued and outstanding as of December 31, 2009.
(2)

The percentage of our common stock beneficially owned was calculated based on 4,598,780, which includes 4,211,780 shares of common stock issued and outstanding as of December 31, 2009, 123,000 shares of common stock, post stock-split, subject to outstanding employee stock options, and 264,000 shares of common stock, post stock-split, subject to organizers’ warrants.

(3)	J. Russell Lipford, Jr.: 22,000 shares are pledged.
(4)	Tyler J. Rauls, Jr.: 96,649 shares are pledged.
(5)	Carol W. Soto: 2,500 shares are pledged.
(6)	Mr. Ballard resigned from the Board of Directors of the Company and the Bank effective April 14, 2010.
(7)	Mr. Griffin resigned from the Board of Directors of the Company and the Bank effective February 17, 2010.
(8)	Mr. Lipford resigned from the Board of Directors of the Company and the Bank effective April 14, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16 of the Securities and Exchange Act of 1934 requires Atlantic Southern’s executive officers, Directors and greater than 10% shareholders (“Reporting Persons”) to file certain reports (“Section 16 Reports”) with respect to their beneficial ownership of Atlantic Southern’s securities.  Based on the Company’s review of the Section 16 Reports furnished to us by our Reporting Persons, all of our Directors and executive officers complied with all Section 16(a) reporting requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of our directors, officers, principal shareholders and their associates were customers of or had transactions with the Company or the Bank in the ordinary course of business during 2009.  Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that were also customers of or had transactions with the Company or its subsidiaries in the ordinary course of business during 2008.

All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features.  In addition to banking and financial transactions, the Company and the Bank may have had additional transactions with or used products or services of various organizations with which directors of the Company and its subsidiaries were associated.  The amounts involved in these non-credit transactions have not been material in relation to the business of the Company, the Bank or such other organizations.  We expect that the Company and the Bank will continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.

During the third and fourth quarter of 2008, the Bank issued an aggregate of $1,400,000 in fixed rate subordinated debentures, which will mature on September 30, 2018 (the “Notes”), to several directors and private accredited investors.  Interest on the debentures is fixed at 12% per annum.  The interest will be payable semiannually in arrears on June 30 and December 31 of each year.  The Bank may redeem all or some of the Notes at any time beginning on September 30, 2013 at a price equal to 100% of the principal amount of such Notes redeemed plus accrued, but unpaid, interest to the redemption date.  Payment of the principal on the Notes may be accelerated by holders of the Notes only in the case of the Bank’s insolvency or liquidation.  There is no right of acceleration in the case of default in payment of principal or interest on the Notes.  The terms of the Notes are no less favorable to directors than unrelated holders of the Notes.

Related Party Transaction Approval Policies and Procedures

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than our best interests and our shareholders.  Therefore, our Board of Directors adopted a formal, written policy with respect to related party transactions in March 2007.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $120,000 when aggregated with all similar transactions, or (3) loans made by Atlantic Southern Bank in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Nominating/Governance Committee and may be consummated or may continue only (i) if the Nominating/Governance Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by our Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors.  The Nominating/Governance Committee may approve or ratify the related party transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company selected the accounting firm of Porter Keadle Moore, LLP as its independent accountants for the fiscal year ending December 31, 2009.  Thigpen, Jones, Seaton & Co., P.C. rendered consulting and other non-audit services to the Company throughout 2008 and 2009, and management anticipates such services will continue in the future.

A representative of Porter Keadle Moore, LLP is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

The following table sets forth the fees billed to the Company for the years ended December 31, 2008 and 2009, by Porter Keadle Moore.

	2009	2008

Audit Fees	$155,000	$154,400
Audit-Related Fees	6,000	25,000
Tax Fees	13,000	20,400
All Other Fees	N/A	N/A
Total Fees	$174,000	$199,800

Audit Fees

Audit fees represent fees and expenses billed by Porter Keadle Moore in connection with the audit of the Company’s annual consolidated financial statements, and the review of the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for 2008 and 2009.

Audit Related Fees

For 2009, these services are comprised of fees for professional services rendered in review of various SEC requested correspondence.  For 2008, the audit related fees represent fees for professional services rendered in the review of the Atlantic Southern Financial Group, Inc. 2007 Stock Incentive Plan registration statement and the Private Placement Memorandum for the Offering of Fixed Rate Subordinated Debentures

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning during 2009 and 2008.

The fees billed by Porter Keadle Moore were pre-approved by the Audit Committee for the Company in accordance with the policies and procedures of the Audit Committee.  The Audit Committee pre-approves all audit and the majority of non-audit services provided by the independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2009, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS

Director Nominations.  The Nominating/Governance Committee of the Board participates in the consideration of director nominees.  The Committee has not adopted a formal process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of the Bank, shareholders of the Company, and professionals in the financial services and other industries.  Similarly, the Committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company, the Bank, and the financial services industry; experience in serving as a director of the Company or the Bank or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Bank; commitment to and availability for service as a director; and any other factors the Committee deems relevant.

In accordance with the Company’s bylaws, a shareholder may nominate persons for election as directors if written notice of the nomination is received by the Secretary of the Company at the principal executive offices of Atlantic Southern no less than 30 days prior to the date of the annual meeting; provided, however, if less than 40 days’ notice or prior public disclosure of the meeting date is given, the notice must be received no later than the close of business on the tenth day following the date on which the notice was mailed or such public disclosure was made.  The notice must set forth:

(1)                                 with respect to the nominee(s), all information regarding the nominee(s) required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including each nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

(2)                                 the name and address of the shareholder making the nomination, as they appear on the books of the Company;

(3)                                 the class and number of shares of Company capital stock beneficially owned by the shareholder making the nomination; and

(4)                                 the total number of shares of the Company that will be voted for the proposed nominee.

The officer presiding at meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing requirements and therefore will be disregarded.

Although the Nominating/Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees, the committee does consider geographic diversity and diversity in business experience in identifying director nominees.  Atlantic Southern Bank provides full commercial banking services to customers throughout Bibb, Houston, Crawford, Peach, Effingham, McIntosh, Lowndes, Glynn and Chatham Counties in Georgia and Duval County, Florida.  As a result, the committee considers director nominees from these market areas who exemplify prudent business acumen and knowledge of their local area.  The Board of Directors consists of both male and female members.  The current directors come from a variety of backgrounds and occupations ranging from physicians and attorneys to leaders in the real estate and insurance industries.  The Board of Directors welcomes the different and valid viewpoints each director has to offer to the operation of Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for consideration at the next annual meeting of shareholders must be received by the Company no later than December 1, 2010, to be included in the 2011 proxy materials.  A shareholder must notify the Company before February 1, 2011 if the shareholder has a proposal to present at the 2011 annual meeting which the shareholder intends to present other than by inclusion in the proxy material.  If the Company does not receive notice prior to February 1, 2011, proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any such proposal.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may be brought before the meeting.  If, however, any matters other than the election of directors and matters to related to the election should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

Whether or not you can attend the meeting, please complete, sign, date and return the enclosed proxy promptly.  An envelope has been provided for that purpose.  No postage is required if mailed in the United States.

ADDITIONAL INFORMATION

The Company changed its name from NSB Holdings, Inc. to Atlantic Southern Financial Group, Inc. in November 2005.  We currently file periodic reports with the SEC; however, prior to 2005, the Bank filed periodic reports with the Federal Deposit Insurance Corporation (“FDIC”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended.  The Company will be pleased to make its Annual Report on Form 10-K for the year ended December 31, 2009 available without charge to interested persons.  Written requests should be directed to Carol Soto, Chief Financial Officer, Atlantic Southern Bank, 1701 Bass Road, Macon, Georgia 31210.

REVOCABLE PROXY

Atlantic Southern Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

June 8, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Mark A. Stevens and Carol W. Soto, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Atlantic Southern Financial Group, Inc. (the “Company”), to be held at the Marriott Macon City Center, 240 Coliseum Drive, Macon, Georgia on Tuesday, June 8, 2010, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record.  If no direction is made, this Proxy will be voted FOR all Proposals.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

ATLANTIC SOUTHERN  FINANCIAL GROUP, INC.  — ANNUAL MEETING, JUNE 8, 2010

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5797

You can vote in one of three ways:

1.                                       Call toll free 1-888-216-1364 on a Touch-Tone Phone.  There is NO CHARGE to you for this call.

or

2.                                       Via the Internet at https://www.proxyvotenow.com/asfn and follow the instructions.

or

3.                                       Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY Atlantic Southern Financial Group, Inc.	Annual Meeting of Shareholders JUNE 8, 2010

	For	Withhold	For All Except
Proposal I: To elect the following persons to serve as directors for a three-year term until the 2013 annual meeting:	☐	☐	☐
(01) Tyler J. Rauls, Jr.
(02) Mark A. Stevens

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee(s’) name(s) or number(s) in the space provided below.

	For	Against	Abstain
Proposal II: To amend the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 10 million to 110 million.	☐	☐	☐

	For	Against	Abstain
Proposal III: To ratify the appointment of Porter Keadle Moore, LLP as independent auditors for the Company for the fiscal year ending December 31, 2010.	☐	☐	☐

	For	Against	Abstain

Proposal IV:   To authorize management of the Company to adjourn the annual meeting of shareholders to another time and date if such action is necessary to solicit additional proxies or attendance at the annual meeting of shareholders.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

Mark here if you plan to attend the meeting	☐

Mark here for address change and note change	☐

Note:  Please sign exactly as your name appears on this Proxy.  If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.  If shares are held jointly, each holder should sign.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.             By Mail; or

2.             By Telephone (using a Touch-Tone Phone); or

3.             By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and Internet votes must be cast prior to 3:00 a.m. June 8, 2010.  It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m. June 8, 2010 1-888-216-1364	Vote by Internet anytime prior to 3:00 a.m. June 8, 2010 https://www.proxyvotenow.com/asfn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:  http://www.cfpproxy.com/5797

Your vote is important!